UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2025

Eledon Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19800 MacArthur Blvd. Suite 250
Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 238-8090

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ELDN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 12, 2025, Eledon Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners, LLC, as representative of the several underwriters named therein (the “Underwriters”), in connection with the underwritten public offering and sale by the Company (the “Offering”) of 15,152,485 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a public offering price of $1.65 per share (the “Common Stock Purchase Price”), and pre-funded warrants (the “Pre-Funded Warrants”) at a public offering price of $1.649 per Pre-Funded Warrant, which are exercisable to purchase up to 15,151,515 shares of Common Stock at an exercise price of $0.001 per share. In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters an option (the “Option”), exercisable for 30 days, to purchase up to 4,545,600 additional shares of Common Stock (the “Option Shares”, and together with the Firm Shares, the “Shares”) at the Common Stock Purchase Price less the underwriting discounts and commissions.

The Offering is expected to close on or about November 13, 2025, subject to the satisfaction of customary closing conditions. The estimated net proceeds to the Company from the Offering, after deducting the Underwriters’ discounts and commissions and the Company’s estimated offering expenses, are approximately $46.5 million (which may increase to approximately $53.6 million if the Underwriters exercise the Option in full). The Company currently plans to use the net proceeds from the Offering to support the continued clinical development of its product candidates and advance its pipeline programs as well as for general corporate purposes.

The Offering is being made pursuant to the Company’s registration statement on Form S-3 (File No. 333-282260), previously filed with the Securities and Exchange Commission (the “SEC”) on September 20, 2024 and declared effective by the SEC on October 2, 2024 and a prospectus supplement relating to the Offering that has been filed with the SEC.

The Underwriting Agreement contains customary representations and warranties and also contains customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, the Company and certain of its executive officers and directors have entered into “lock-up” agreements with the Underwriters that, subject to certain exceptions, generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of 60 days from November 12, 2025.

The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

A holder of Pre-Funded Warrants (together with its affiliates) may not exercise any portion of a Pre-Funded Warrant to the extent that, after giving effect to such exercise, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, at the holder’s option upon issuance, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrant. The beneficial ownership limitation may be increased at the option of the holder upon 61 days’ prior notice to the Company, provided, however, that, to the extent required by applicable Nasdaq Marketplace Rules, the beneficial ownership limitation may not exceed 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Pre-Funded Warrant.

The foregoing summary of the terms of the Underwriting Agreement and Pre-Funded Warrants is subject to, and qualified in its entirety by reference to, the full text of the Underwriting Agreement and the form of Pre-Funded Warrant, which are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of the legal opinion and consent of O’Melveny & Myers LLP relating to the Shares and Pre-Funded Warrants is attached as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 12, 2025, by and between Eledon Pharmaceuticals, Inc. and Leerink Partners LLC, as representative of the several underwriters named therein.

4.1	Form of Pre-Funded Warrant.

5.1	Legal Opinion of O’Melveny & Myers LLP, dated November 12, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eledon Pharmaceuticals, Inc.

Date: November 12, 2025	By:	/s/ David-Alexandre C. Gros, M.D.
	Name:	David-Alexandre C. Gros, M.D.
	Title:	Chief Executive Officer